Exhibit 10.6

BGO INDUSTRIAL REAL ESTATE INCOME TRUST, INC.

FORM OF INDEPENDENT DIRECTOR COMPENSATION POLICY

Effective Date

On [        ], 2023, the Board of Directors (the “Board”) of BGO Industrial Real Estate Income Trust, Inc. (the “Company”) adopted this BGO Industrial Real Estate Income Trust, Inc. Independent Director Compensation Policy (the “Policy”), to be effective as of March 15, 2023. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the (i) BGO Industrial Real Estate Income Trust, Inc. Restricted Stock Award Agreement (substantially in the form approved by the Board from time to time) (the “Restricted Stock Agreement”) or (ii) the BGO Industrial Real Estate Income Trust, Inc. Restricted Stock Unit Award Agreement (substantially in the form approved by the Board from time to time) (the “RSU Agreement”), as applicable.

Eligibility

This policy shall apply to directors of the Company who meet the requirements set forth for an “independent director” in the Company's charter, as in effect from time to time (each, an “Independent Director”).

Compensation

Subject to the terms set forth below, the following shall remain in effect until changed by the Board (collectively, the “Compensation”):

Annual Cash Retainer:	$75,000	*

Annual Equity Retainer:	$75,000	*

Annual Audit Committee Chairperson Retainer:	$10,000	*

*To be paid in restricted stock units (“RSUs”) for the 2023/2024 Service Period (as defined below), as more fully described below.

Stock Ownership Policy

Each Independent Director shall be required to own shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) and/or restricted stock units, in an amount equal to 2.5 times his or her Annual Cash Retainer within five years of becoming a member of the Board.

Payment, Timing and Form of Compensation

Annual Audit Committee Chairperson Retainer. The Annual Audit Committee Chairperson Retainer shall be paid quarterly in cash in arrears, taking into account any required proration as described below, as soon as possible following the end of the calendar quarter to which the Compensation relates. Alternatively, the Chairperson of the Audit Committee may elect to receive all or a portion of the Annual Audit Committee Chairperson Retainer in the form of Class E shares, par value $0.01 per share (“Class E Shares”), of Common Stock, as provided below.

Annual Retainer.

•	Retainer for 2023-2024 Service Period Paid in the Form of RSUs. For service to the Board during the period commencing on the date hereof (the “Effective Date”) through the Company’s first regular annual meeting of stockholders (the “Annual Meeting”) held in 2024 (the “2023/2024 Service Period”), each Independent Director shall be entitled to a retainer of $150,000, taking into account any required proration as described below, payable in the form of RSUs granted on the date that the Company’s Registration Statement on Form S-11 relating to its initial public offering of its Common Stock is declared effective by the Securities and Exchange Commission (the “RSU Grant Date”). The number of RSUs granted to each Independent Director for the 2023/2024 Service Period shall be 15,000, determined by dividing one hundred and fifty thousand dollars ($150,000) by $10.00 and the Chairperson of the Audit Committee shall receive an additional 1,000 RSUs. The RSUs shall vest, subject to continued Board service, on the first anniversary of the RSU Grant Date and have such other terms and conditions as set forth in the RSU Agreement and as described below. Unless deferred, as provided below, the RSUs will settle and be paid to the Independent Directors and the Chairperson of the Audit Committee in the form of Class E Shares on the vesting date.

•	Annual Retainer for Subsequent Service Years. For annual service to the Board commencing on the date of the 2024 Annual Meeting through the date of the next Annual Meeting and for every year of Board service thereafter (each, a “Service Year”), each Independent Director will be entitled to, as set forth above, (i) an Annual Cash Retainer of seventy-five thousand dollars ($75,000) and (ii) an Annual Equity Retainer having a value of $75,000 seventy-five thousand dollars ($75,000) as of the date of grant, taking into account any required proration as described below.

o	Annual Cash Retainer. The Annual Cash Retainer will be payable quarterly in arrears. Alternatively, each Independent Director may elect to receive all or a portion of his or her Annual Cash Retainer in the form of Class E Shares, as set forth below.

o	Annual Equity Retainer. The Annual Equity Retainer will be granted in the form of restricted Class E Shares, subject to certain transfer restrictions and forfeiture conditions (“Class E Restricted Stock”). The Class E Restricted Stock will have such terms and conditions as set forth below and in the Restricted Stock Agreement.

Election to Receive Annual Cash Retainer in the Form of Class E Shares.

•	At the election of each Independent Director, the Annual Cash Retainer (and Annual Audit Committee Chairperson Retainer, if applicable) for a given Service Year may be payable all or in part by a grant on the same day that the Annual Cash Retainer (or Annual Audit Committee Chairperson Retainer, if applicable) would be paid (the “Cash Retainer Stock Grant Date”) of a number of fully vested Class E Shares determined by (A) dividing the amount of the Annual Cash Retainer (or Annual Audit Committee Chairperson Retainer, if applicable) for which the Independent Director has elected to receive Class E Shares, by the most recently determined net asset value (“NAV”) per Class E Share as of the Cash Retainer Stock Grant Date, and (B) rounding to the nearest whole number. If an Independent Director desires to elect to receive some or all of his or her Annual Cash Retainer (or Annual Audit Committee Chairperson Retainer, if applicable) in Class E Shares, the Independent Director must deliver a valid Compensation Election Form (substantially in the form attached hereto as Exhibit A) to the Secretary of the Company prior to the beginning of the applicable Service Year, which will be effective as of the first day of the Service Year beginning after the Secretary receives the Independent Director’s Compensation Election Form. The Compensation Election Form will be irrevocable for the coming Service Year. However, prior to the commencement of any following Service Year, the Independent Director may change his or her election for future Service Years by executing and delivering a new Compensation Election Form. If an Independent Director fails to deliver a new Compensation Election Form prior to the commencement of the new Service Year, his or her Compensation Election Form in effect during the previous Service Year shall continue in effect during the new Service Year. If no Compensation Election Form is received by the Secretary, the Annual Cash Retainer (and Annual Audit Committee Chairperson Retainer, if applicable) shall be paid in cash.

Terms and Conditions of Compensation.

•	RSU Agreement and Restricted Stock Agreement. RSUs and Class E Restricted Stock shall have such terms and conditions set forth below and in the RSU Agreement and Restricted Stock Agreement, respectively.

•	Proration of all Compensation for Partial Service Year. If an Independent Director becomes an Independent Director after the Effective Date for the 2023/2024 Service Period or Annual Meeting of a given Service Year, then his or her Compensation shall be prorated based on the number of calendar quarters remaining for the Independent Director to serve on the Board during the 2023/2024 Service Period or Service Year following the date of the Effective Date or most recently held Annual Meeting, as applicable.

•	Certain RSU Terms:

o	RSU Vesting. Unless and until provided otherwise by the Board, the RSUs granted pursuant to this Policy and the RSU Agreement shall vest and be settled in Class E Shares on the one-year anniversary of the RSU Grant Date, provided that the Independent Director is providing services to the Company as a director on such vesting date. Notwithstanding the foregoing vesting schedule, the RSUs shall become fully vested on the earlier occurrence of: (i) the termination of the Independent Director’s service as a director of the Company due to his or her death or Disability; or (ii) a Change in Control. If the Independent Director’s service as a director of the Company terminates other than as described in clause (i) or (ii) of the foregoing sentence, then the Independent Director shall forfeit all of his or her right, title and interest in and to any unvested RSUs of the date of such termination from the Board and such RSUs shall be forfeited to the Company without further consideration or any act or action by the Independent Director.

o	Deferred Settlement of RSUs. At the election of each Independent Director, the settlement and delivery of the Class E Shares underlying his or her RSUs may be deferred beyond the vesting date to a later date or until the Independent Director’s separation from service on the Board by delivery of a valid Deferral Election Form (substantially in the form approved by the Board from time to time) to the Secretary of the Company prior to the RSU Grant Date. The Deferral Election Form will be irrevocable. If an Independent Director fails to deliver a Deferral Election Form prior to the RSU Grant Date, his or her RSUs will be settled in Class E Shares on the vesting date set forth in the Independent Director’s RSU Agreement.

•	Certain Restricted Stock Terms:

o	Restricted Stock Grant Date. For all Service Years occurring after the 2023/2024 Service Period, the Class E Restricted Stock shall be granted on the first business day following the Annual Meeting (or, if the person becomes an Independent Director after the Annual Meeting of a given year, the first business day following the effective date on which the person becomes an Independent Director) (in either case, a “Restricted Stock Grant Date”). The number of shares of Class E Restricted Stock granted shall be determined by (A) dividing seventy-five thousand dollars ($75,000), taking into account any required proration as described below, by the most recently determined NAV per Class E Share as of the Restricted Stock Grant Date, and (B) rounding to the nearest whole number.

o	Class E Restricted Stock Vesting. Unless and until provided otherwise by the Board, the Class E Restricted Stock granted pursuant to this Policy and the Restricted Stock Agreement shall vest on the one-year anniversary of the Restricted Stock Grant Date, provided that the Independent Director is providing services to the Company as a director on such vesting date. Notwithstanding the foregoing vesting schedule, the Class E Restricted Stock shall become fully vested on the earlier occurrence of: (i) the termination of the Independent Director’s service as a director of the Company due to his or her death or Disability; or (ii) a Change in Control. If the Independent Director’s service as a director of the Company terminates other than as described in clause (i) or (ii) of the foregoing sentence, then the Independent Director shall forfeit all of his or her right, title and interest in and to any unvested shares of Class E Restricted Stock as of the date of such termination from the Board and such Class E Restricted Stock shall be forfeited to the Company without further consideration or any act or action by the Independent Director.

Exhibit A

COMPENSATION ELECTION FORM

(Election as to Form of Payment of Annual Cash Retainer)

Capitalized terms used herein and not otherwise defined have the meanings assigned such terms in the BGO Industrial Real Estate Income Trust, Inc. Independent Director Compensation Policy (the “Policy”).

This constitutes my irrevocable written election under the Policy with respect to $75,000 of my Annual Cash Retainer (and $10,000 of my Annual Audit Committee Chairperson Retainer, if applicable) (the “Annual Cash Retainer”) to be earned for the Service Year beginning on the date of the 20__ Annual Meeting. I acknowledge that this Compensation Election Form must be delivered to the Secretary of the Company prior to the beginning of the applicable Service Year and, once delivered, is irrevocable for the applicable Service Year and all subsequent Service Years unless, prior to the commencement of any subsequent Service Year, I change my election for any such subsequent Service Years by executing and delivering a new Compensation Election Form indicating different choices. If I fail to deliver a new Compensation Election Form prior to the commencement of any subsequent Service Year, I acknowledge and intend that this Compensation Election Form shall continue in effect during any subsequent Service Year until I file a new Compensation Election Form.

ANNUAL CASH RETAINER

☐	I hereby elect to receive:

_____% of my Annual Cash Retainer in the form of cash payments made quarterly in arrears during the applicable Service Year and all subsequent Service Years.

_____% of my Annual Cash Retainer in the form of unrestricted Class E Shares, to be granted on the same day that the Annual Cash Retainer would be paid.

Executed this _____ day of _________, 20__.

(Name)

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